EXHIBIT 22.1

SUBSIDIARIES OF THE COMPANY

Landmark Systems Benelux BV

Landmark Systems France SARL

Landmark Systems GmbH

Landmark Systems Hong Kong

Landmark Systems Nordic AB

Landmark Systems Pacific Pty Ltd

Landmark Systems UK Ltd

Landmark Systems Singapore Pte Ltd

Landmark Systems International, Inc.

Landmark Technology Holdings Corporation